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Exhibit 5.1

                                    November 4, 1999

NAM Corporation
1010 Northern Boulevard
Suite 336
Great Neck, New York 11021

                  Re:      NAM Corporation
                           Registration Statement on Form S-8
                           Filed on November 4, 1999
                           ----------------------------------

Dear Sir/Madam:

                  We have reviewed the Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 (the "Act"), by NAM Corporation, a Delaware corporation (the "Company"), on November 4, 1999. The Registration Statement has been filed for the purpose of registering for offer and sale under the Act, 1,250,000 shares (the "Shares") of the Company's Common Stock, $.001 par value (the "Common Stock") issuable under the Company's Amended and Restated 1996 Incentive and Nonqualified Stock Option Plan (the "Plan"). The Shares are in addition to 750,000 shares of Common Stock which were previously registered on a Form S-8 dated November 6, 1998.

                  We have examined your Certificate of Incorporation as amended, Bylaws and such documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render this opinion. In conducting our examination, we have assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company, and public officials. In addition, we have assumed, without investigation, the accuracy of representations and statements as to factual matters made by officers and employees of the Company.

                  In addition, the opinions hereinafter expressed are subject to the following qualifications:


                  (a) Our opinion in Paragraph 1 below as to the good standing of the Company and its subsidiaries is based solely upon certificates from public officials and verbal confirmation from the State of Delaware.



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NAM Corporation
November 4, 1999
Page 2

                  (b) Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

                  (c) We disclaim any obligation to update this letter for events occurring after the date of this opinion letter.

                  (d) We are members of the Bar of the State of New York. Our opinions below are limited solely to the effect of the laws of the State of New York and of the federal laws of the United States.

                  On the basis of such examination, we are of the opinion that:

                  1. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

                  2. The Company has an authorized capitalization of 20,000,000 shares of capital stock consisting of 15,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value.

                  3. The options, when issued pursuant to the terms and conditions of the Plan, as described in the Registration Statement, will constitute legal and binding obligations of the Company in accordance with their terms.

                  4. The Shares, upon payment therefore and issuance thereof upon exercise of the options in accordance with the terms thereof and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

CAMHY KARLINSKY & STEIN LLP